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                                                               EXHIBIT (a)(1)(E)


                                  _______, 2001

Dear Colleagues:

         On behalf of Superior Consultant Holdings Corporation (the "Company"), I am writing to provide you with the results of the Company's recent Offer to Exchange (the "Offer") certain outstanding options (the "Existing Options") granted under the Company's Long-Term Incentive Plan (the "Plan") for new options that the Company will grant under the Plan (the "New Options"). The Offer was consummated pursuant to the terms and conditions in the Company's Offer to Exchange dated May 23, 2001, as amended (the "Offer to Exchange"), and the related Letter of Transmittal.

         The Offer expired at 5:00 p.m., Eastern Time, on ______________, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange and canceled on _____________, 2001 tendered Existing Options.

         The Company has accepted for exchange and canceled the Existing Options tendered by you for the number of shares of our common stock (the "Option Shares") set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the Offer, you have the right to receive New Options under the Plan for the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events that occur before the date when the Company grants such New Options. Also in accordance with the terms of the Offer, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Existing Options you tendered for exchange, except that the per share exercise price under the New Options will be equal to the closing selling price per share on the day of grant of the New Options for the Company's common stock as reported by the Nasdaq National Market, the New Options will vest in ten substantially equal installments on the first day of each calendar quarter over a period of two and a half years beginning on April 1, 2002, and the term of the New Options will be ten years calculated as of the grant date of the New Options.

         In accordance with the terms and subject to the conditions of the Offer, the Company will grant the New Options on or after the first business day that is at least six months and one day following the date when the tendered options were accepted for exchange and canceled and terminated. We expect the new option grant to be on or promptly after _______, 2002. At that time, option grant agreements for the New Options will be sent to you electronically for your electronic signature.

         In accordance with the terms of the Offer, among other conditions, you must be an employee of the Company from the date when you tendered your Existing Options through the date when the Company grants the New Options in order to receive your New Options. If, for any reason, you do not remain an employee, then you will not receive New Options or any other consideration for the Existing Options tendered by you and canceled by the Company. Participation in the Offer does not confer upon you the right to remain in the employment or other service of the Company or any of its subsidiaries.

         If you have any questions about your rights in connection with the grant of New Options, please call Ed Dodge, our Director of Human Resources, at
(248) 386-8300.

                                                 Sincerely,



                                                 Richard D. Helppie, Jr.
                                                 Chief Executive Officer


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                                                                    ATTACHMENT A


                            [NAME OF OPTION HOLDER]

                   {SOCIAL SECURITY NUMBER OF OPTION HOLDER}


                                   OPTION     UNEXERCISED
GRANT DATE     OPTION TYPE         PRICE     OPTION SHARES       OPTION SURRENDER    NEW OPTIONS
----------     -----------         ------    -------------       ----------------    -----------








